 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-197967
The information in this preliminary prospectus supplement and accompanying base prospectus is not complete and may be changed. This prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject To Completion
Preliminary Prospectus Supplement dated June 2, 2017
PROspectus Supplement
(To Prospectus dated August 8, 2014)
$
Spectra Energy Partners, LP
Floating Rate Senior Notes due 2020

We are offering $           in aggregate principal amount of Floating Rate Senior Notes due 2020 (the “notes”). Interest on the notes will be paid quarterly in arrears on            ,            ,             and             of each year, commencing on            , 2017. The notes will bear interest at the rate equal to the 3-month London Interbank Offered Rate (“LIBOR”) rate plus           basis points per annum. The notes will mature on            , 2020. The notes will not be redeemable prior to their maturity.
The notes will be our senior unsecured obligations, ranking equally in right of payment with our existing and future senior indebtedness and effectively junior in right of payment to our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness and to all existing and future indebtedness and other obligations of our subsidiaries.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.
	Per note	Total
Public offering price(1)	%	$
Underwriting discount and commissions	%	$
Proceeds to Spectra Energy Partners, LP (before expenses)	%	$

(1)
Plus accrued interest, if any, from June   , 2017 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect delivery of the notes will be made to investors in book-entry form through The Depository Trust Company, Clearstream Banking, S.A. or the Euroclear System on or about June   , 2017.
Sole Book-Running Manager
BofA Merrill Lynch
The date of this prospectus supplement is June   , 2017.

Our Systems and Assets as of March 31, 2017

Express
Platte
Texas Eastern
NEXUS
Leidy
Oakford
Accident
Steckman Ridge
Maritimes & Northeast
Algonquin
Big Sandy
Saltville
East Tennessee
Ozark
Sabal Trail
Southeast Supply Header
Moss Bluff
Egan
Bobcat
Gulfstream

S-i

About This Prospectus Supplement
This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.
Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Information Incorporated by Reference” on page S-34 of this prospectus supplement.
Neither we nor the underwriter have authorized anyone to provide you with any information or to make any representations other than that contained or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted, and this prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities other than the notes described in this prospectus supplement. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.
S-ii

Summary
This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference for a more complete understanding of our business and the terms of the notes, as well as material tax and other considerations that may be important to you in making your investment decision. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2016 for information regarding risks you should consider before investing in our notes.
Throughout this prospectus supplement, when we use the terms “we,” “us,” “our” or the “partnership,” we are referring either to Spectra Energy Partners, LP in its individual capacity or to Spectra Energy Partners, LP and its operating subsidiaries collectively, as the context requires. Unless otherwise indicated, references in this prospectus supplement to our “general partner” refer to Spectra Energy Partners (DE) GP, LP and/or Spectra Energy Partners GP, LLC, the general partner of Spectra Energy Partners (DE) GP, LP, as appropriate.
Spectra Energy Partners, LP
Spectra Energy Partners, LP, through its subsidiaries and equity affiliates, is engaged in the transmission, storage and gathering of natural gas, and the transportation and storage of crude oil, through interstate pipeline systems in the United States and Canada with over 15,000 miles of transmission and transportation pipelines, the storage of natural gas in underground facilities with aggregate working gas storage capacity of approximately 170 billion cubic feet (“Bcf”) and crude oil storage of approximately 5.6 million barrels. We are a Delaware master limited partnership formed in 2007. Our common units are traded on the New York Stock Exchange under the symbol “SEP.”
We own and operate natural gas transmission, gathering and storage assets, and crude oil transportation and storage assets, in central, southern and eastern United States as well as western Canada. Our assets are strategically located in geographic regions of the United States and Canada where demand, primarily for natural gas used in electricity generation, and crude oil, is expected to increase steadily. We have a broad mix of customers, including local gas distribution companies, municipal utilities, interstate and intrastate pipelines, direct industrial users, electric power generators, marketers and producers, oil refineries, and exploration and production companies. Our interstate gas transmission pipeline and storage operations and our crude oil transportation and storage operations are regulated by either the Federal Energy Regulatory Commission, the U.S. Department of Transportation, or the National Energy Board with the exception of our Moss Bluff intrastate storage operations and Ozark gathering facilities, which are subject to oversight by various state commissions.
Our operations and activities are managed by our general partner, Spectra Energy Partners (DE) GP, LP, which in turn is managed by its general partner, Spectra Energy Partners GP, LLC (the “General Partner”). The General Partner is wholly owned by an indirect subsidiary of Enbridge Inc. (“Enbridge”). Enbridge is a separate, publicly traded entity which trades on the Toronto Stock Exchange and the New York Stock Exchange (“NYSE”) under the symbol “ENB.”

Our Relationship With Enbridge
On February 27, 2017, Enbridge and Spectra Energy Corp (“Spectra Energy”) completed a stock-for-stock merger transaction (the “Merger”) pursuant to which Spectra Energy merged with and into a direct, wholly owned subsidiary of Enbridge, with Spectra Energy continuing as the surviving corporation and a wholly owned subsidiary of Enbridge, and each outstanding share of common stock of Spectra Energy was automatically converted into, and became exchangeable for, 0.984 shares of Enbridge’s common stock. As a result of the Merger, we became an indirect subsidiary of Enbridge through Enbridge’s ownership of Spectra Energy.
As of May 31, 2017, Enbridge and its subsidiaries collectively owned a 75% ownership interest in us (a 73% limited partner interest and a 2% general partner interest), together with 100% of our incentive distribution rights, and the remaining 25% limited partner interest was publicly owned.
Our principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and our telephone number is 713-627-5400.
Ownership of Spectra Energy Partners, LP
The chart below depicts our organization and ownership structure as of May 31, 2017.

Public Unitholders
79,256,908 SEP Common Units
Spectra Energy
230,489,862 SEP Common Units
6,321,363 SEP GP Units
Incentive Distribution Rights
Spectra Energy Partners
Operating Subsidiaries

The Offering
Issuer
Spectra Energy Partners, LP
Notes Offered
$          aggregate principal amount of our Floating Rate Senior Notes due 2020.
Interest Rate
Interest will accrue on the notes from June   , 2017 at a floating rate equal to the 3-month LIBOR rate, determined as of two London business days prior to the original issue date and reset quarterly as of two London business days prior to such reset date on            ,            ,             and              of each year, plus           basis points per annum.
Interest Payment Dates
Interest on the notes will be payable quarterly in arrears on            ,            ,             and             of each year, beginning on            , 2017.
Maturity
The notes will mature on            , 2020, at par.
Use of Proceeds
We expect to receive net proceeds from this offering of approximately $          million, after deducting underwriting discount and commissions and estimated offering expenses. We intend to use the net proceeds of this offering to repay a portion of term loan credit facility borrowings that are outstanding, for general partnership purposes or any combination of such purposes. Some or all of the net proceeds of this offering may be invested temporarily in short-term investment grade securities pending their use for such purposes. See “Use of Proceeds.”
The underwriter is a lender under our term loan credit facility that we expect to reduce using the net proceeds of this offering, and, accordingly, the underwriter will receive a portion of the net proceeds from this offering. See “Underwriting.”
Ranking
The notes will be our senior unsecured obligations. The notes will rank equally in right of payment with all of our other existing and future senior indebtedness, effectively junior in right of payment to our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness and senior to any of our future subordinated indebtedness. As of March 31, 2017, our consolidated indebtedness was $7,678 million, and after giving effect to this offering and the use of the net proceeds from this offering as set forth in “Use of Proceeds,” our consolidated indebtedness as of that date would have been $          million. See “Description of Notes—General.”
The notes will effectively rank junior to all existing and future indebtedness and other obligations of our subsidiaries. As of March 31, 2017, our subsidiaries had outstanding indebtedness of  $2,308 million.

Optional Redemption
The notes will not be redeemable prior to maturity.
Certain Covenants
We will issue the notes under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:
•
create liens on our principal properties;

•
engage in sale and leaseback transactions; and

•
merge or consolidate with another entity or sell, lease or otherwise dispose of substantially all of our assets to another entity.

These covenants are subject to a number of important exceptions, limitations and qualifications. See “Description of Notes—Certain Covenants.”
Further Issuances
We may, from time to time, without notice to or the consent of the holders of the notes, issue additional notes having the same interest rate determination, maturity and other terms as the notes offered hereby. Any such additional notes will constitute a single series under the indenture with the notes offered hereby.
Listing and Trading
We do not intend to list the notes for trading on any securities exchange. We can provide no assurance as to the liquidity of, or development of any trading market for, the notes.
Governing Law
The indenture and the notes will be governed by, and construed in accordance with, the laws of the state of New York.
Book-Entry, Delivery and Form
The notes will be issued in registered form, without interest coupons, in minimum denominations of  $2,000 and integral multiples of  $1,000 in excess thereof. The notes will be represented by one or more permanent global notes in book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.
Trustee
Wells Fargo Bank, National Association.
Risk Factors
Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement for information regarding risks you should consider before investing in the notes.

Risk Factors
Before making an investment in the notes offered hereby, you should carefully consider the risk factors below and the risk factors included in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, together with all of the other information included or incorporated by reference in this prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected.
The market price of the notes may be adversely affected by unfavorable changes in general economic conditions.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes, regardless of our prospects and financial performance and condition. The market price of the notes will be influenced by the three-month LIBOR rate, volatility in such rate and events that affect LIBOR rates generally.
Uncertainty relating to the LIBOR calculation process may adversely affect the value of the notes.
Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (“BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR.
Actions by the BBA, ICE Benchmark Administration Limited (the current administrator of LIBOR), regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined. At this time, it is not possible to predict the effect of any such changes and any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes may adversely affect the trading market for LIBOR-based securities, including the notes.
Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.
Although we have registered the offering of the notes under the Securities Act of 1933, as amended (the “Securities Act”), we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. In addition, although the underwriter has informed us that it intends to make a market in the notes, as permitted by applicable laws and regulations, it is not obligated to make a market in the notes, and it may discontinue its market-making activities at any time without notice. An active market for the notes may not exist or develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.
The notes will be our senior unsecured obligations and will not be guaranteed by any of our subsidiaries. As a result, the notes will be effectively junior to outstanding and future secured debt to the extent of the value of the collateral therefor and structurally junior to all indebtedness and other liabilities of our subsidiaries.
The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior indebtedness, including indebtedness under our credit facility. All of our operating assets are owned by our subsidiaries and none of these subsidiaries will guarantee our obligations with respect to the notes. Creditors of our subsidiaries may have claims with respect to the assets of those subsidiaries that rank effectively senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or bankruptcy proceeding, the claims of those creditors would be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. Consequently, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the notes. As of March 31, 2017, our subsidiaries had outstanding indebtedness of  $2,308 million. In addition, our subsidiaries are not prohibited under the indenture from incurring indebtedness in the future.

Moreover, because the notes are unsecured, holders of any secured indebtedness we might incur in the future would have claims with respect to the assets constituting collateral for such indebtedness that are senior to the claims of the holders of the notes. Although the indenture governing the notes places some limitations on our ability to create liens securing debt, there are significant exceptions to these limitations that will allow us to secure significant amounts of indebtedness we might incur in the future without equally and ratably securing the notes. If we incur secured indebtedness and such indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Consequently, any such secured indebtedness would effectively be senior to the notes, to the extent of the value of the collateral securing the secured indebtedness. In that event, you may not be able to recover all the principal or interest you are due under the notes.
Our significant indebtedness and the restrictions in our debt agreements may adversely affect our future financial and operating flexibility.
As of March 31, 2017, our consolidated indebtedness was $7,678 million, and after giving effect to this offering and the use of the net proceeds from this offering as set forth in “Use of Proceeds,” our consolidated indebtedness as of that date would have been $       million. As of March 31, 2017, the remaining availability under our credit agreement was $1,449 million. Our substantial indebtedness and the additional debt we may incur in the future may adversely affect our liquidity and therefore our ability to make interest payments on the notes.
Our level of debt could have important consequences, including the following:
•
our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•
we will need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•
our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy in general. Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by commodity prices, prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In addition, our ability to service debt under our revolving credit agreement will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate with movements in interest rate markets. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing debt or seeking additional equity capital. We may not be able to affect any of these actions on satisfactory terms, or at all; and

•
our significant indebtedness may be viewed negatively by credit rating agencies, which could result in increased costs for us to access the capital markets. Any future downgrade of the debt issued by us or our subsidiaries could significantly increase our capital costs or adversely affect our ability to raise capital in the future.

Debt service obligations and restrictive covenants in our credit agreements may adversely affect our ability to:
•
make distributions if any default or event of default, as defined, occurs;

•
make other restricted distributions or dividends on account of the purchase, redemption, retirement, acquisition, cancellation or termination of partnership interests;

•
incur additional indebtedness or guarantee other indebtedness;

•
grant liens or make certain negative pledges;

•
make certain loans or investments;

•
engage in transactions with affiliates;

•
make any material change to the nature of our business from the midstream energy business;

•
make a disposition of assets; or

•
enter into a merger, consolidate, liquidate, wind up or dissolve.

If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Notes.”
We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.
We are a partnership holding company and our operating subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in our subsidiaries and our equity investments. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and equity investees and their ability to distribute funds to us. The ability of our subsidiaries and equity investees to make distributions to us may be restricted by, among other things, credit instruments, applicable state business organization laws and other laws and regulations. If our subsidiaries are prevented from distributing funds to us, we may be unable to pay all the principal and interest on the notes when due.
We have made only limited covenants in the indenture governing the notes and these limited covenants may not protect your investment.
The indenture governing the notes does not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•
limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•
limit our ability to incur indebtedness that is equal in right of payment to the notes; or

•
restrict our ability to make investments or to pay distributions or make other payments in respect of our common units or other securities ranking junior to the notes.

The indenture also permits us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that could effectively rank senior to the notes, and to engage in sale-leaseback arrangements, subject to certain limitations. Any of these actions could adversely affect our ability to make principal and interest payments on the notes.
If we were treated as a corporation for federal income tax purposes or otherwise are subject to a material amount of entity-level taxation, then our cash available for payment on the notes would be substantially reduced.
In order for us to generally avoid paying U.S. federal income tax at the entity level, we must qualify for treatment as a partnership, rather than a corporation, for U.S. federal income tax purposes. Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to other entity-level taxation. From time to time, members of the U.S. Congress propose and consider substantive changes to the federal income tax laws that affect publicly traded partnerships, including us. We are unable to predict whether such changes will occur. Any modification to the federal income tax law and interpretations thereof may or may not be applied retroactively.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. If we were to pay tax on our taxable income, the cash available for payment on the notes would be substantially reduced, which would result in a material reduction in our anticipated cash flows and could cause a reduction in the value of the notes.
In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation and certain other states previously had enacted laws that subject partnerships to entity-level taxation. Any such changes could negatively impact the amount of cash available for payments on the notes and on our other debt obligations.
If the IRS makes audit adjustments to our income tax returns for tax years beginning after December 31, 2017, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, in which case our ability to service our debt (including the notes) and pay our operating expenses could be negatively impacted.
Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Generally, we expect to elect to have our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, but there can be no assurance that such election will be effective in all circumstances. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for servicing debt and satisfying operating expenses might be substantially reduced. These rules are not applicable for tax years beginning on or prior to December 31, 2017.

Ratio of Earnings to Fixed Charges
Our ratio of earnings to fixed charges for each of the periods indicated is as follows:
Year Ended December 31,					Three Months Ended March 31, 2017
2012	2013	2014	2015	2016
2.4x	2.8x	5.2x	5.7x	5.3x	5.4x
For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of pre-tax income from continuing operations before income or loss from equity investees, adjusted to reflect distributed income from equity investments, and fixed charges, less capitalized interest. “Fixed charges” consist of interest costs, amortization of debt discount, premiums and issuance costs and the representative interest portion of operating leases.

Use of Proceeds
We expect to receive net proceeds from this offering of approximately $     million, after deducting underwriting discount and commissions and estimated offering expenses. We intend to use the net proceeds of this offering to repay a portion of term loan credit facility borrowings that are outstanding, for general partnership purposes or any combination of such purposes. Some or all of the net proceeds of this offering may be invested temporarily in short-term investment grade securities pending their use for such purposes.
As of March 31, 2017, the outstanding balance under the term loan credit facility was $400 million. The term loan matures on November 1, 2018 and has a weighted average interest rate of 1.91% per annum.
The underwriter is a lender under our term loan credit facility that we expect to reduce using the net proceeds of this offering, and, accordingly, the underwriter will receive a portion of the net proceeds from this offering. See “Underwriting.”

Capitalization
The following table sets forth our cash and cash equivalents, other investments and capitalization (including short-term borrowings) as of March 31, 2017 on:
•
a historical basis; and

•
an as adjusted basis to reflect the sale of the notes offered hereby and the expected application of the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement.

You should read our financial statements and notes that are incorporated by reference into this prospectus supplement and the accompanying base prospectus for additional information about our capital structure.
	As of March 31, 2017
	Historical	As adjusted
	(in millions)
Cash and cash equivalents	$282	$
Commercial paper	$1,051	$
Spectra Energy Partners long-term debt, including current maturities:
Variable-rate senior term loan due 2018	400		400
2.95% senior notes due 2018	500		500
4.60% senior notes due 2021	250		250
4.75% senior notes due 2024	1,000		1,000
3.50% senior notes due 2025	500		500
3.375% senior notes due 2026	600		600
5.95% senior notes due 2043	400		400
4.50% senior notes due 2045	700		700
Floating rate senior notes due 2020 offered hereby	—
Subsidiary long-term debt, including current maturities:
Texas Eastern 6.00% senior notes due 2017	400		400
Texas Eastern 4.125% senior notes due 2020	300		300
Texas Eastern 2.80% senior notes due 2022	500		500
Texas Eastern 7.00% senior notes due 2032	450		450
Algonquin Gas Transmission 3.51% senior notes due 2024	350		350
East Tennessee Natural Gas, LLC 3.10% senior notes due 2024	190		190
Express-Platte 7.39% subordinated secured notes due 2017 to 2019	12		12
Express-Platte 6.09% senior secured notes due 2020	110		110
Change in fair value of debt hedged	1		1
Unamortized debt discount and premium, net	(36)
Total debt	7,678
Partners’ capital:
Limited partner units	11,703		11,703
General partner units	481		481
Accumulated other comprehensive loss	(44)		(44)
Total partners’ capital excluding noncontrolling interests	12,140		12,140
Noncontrolling interests	1,673		1,673
Total partners’ capital	13,813		13,813
Total capitalization	$21,491	$

Description of Notes
You can find the definitions of certain terms used in this “Description of Notes” under “—Certain Definitions.” In this “Description of Notes,” the term “Partnership,” “us,” “our” or “we” refers only to Spectra Energy Partners, LP and not to any of its Subsidiaries.
We will issue the Floating Rate Senior Notes due 2020 (the “notes”) under an indenture, dated June 9, 2011 (as previously supplemented by the Third Supplemental Indenture, dated June 30, 2014, the “Base Indenture”), between us and Wells Fargo Bank, National Association, as trustee, as supplemented by the sixth supplemental indenture, to be dated as of the closing date, establishing the form and terms of the notes (the “Sixth Supplemental Indenture”). Our 2.95% Senior Notes due 2018, 4.60% Senior Notes due 2021, 4.75% Senior Notes due 2024, 3.50% Senior Notes due 2025, 3.375% Senior Notes due 2026, 5.95% Senior Notes due 2043 and 4.50% Senior Notes due 2045 are currently outstanding under the Base Indenture.
In this “Description of Notes,” the term “Indenture” refers to the Base Indenture as supplemented by the Sixth Supplemental Indenture.
The following description of the particular terms of the notes supplements the general description of the debt securities of the Partnership included in the accompanying prospectus under the caption “Description of Debt Securities.” The notes offered hereby will constitute senior debt securities of the Partnership, as described herein and therein. You should review this “Description of Notes” together with the “Description of Debt Securities” included in the accompanying prospectus. To the extent that this “Description of Notes” is inconsistent with the “Description of Debt Securities” in the accompanying prospectus, this “Description of Notes” will control and replace the inconsistent “Description of Debt Securities” in the accompanying prospectus.
We have summarized some of the material provisions of the notes and the Indenture below. The summary supplements the description of additional material provisions in the accompanying prospectus that may be important to you. We also urge you to read the Indenture because it, and not this “Description of Notes”, defines your rights as a holder of notes. You may request copies of the Indenture from us as set forth under “Information Incorporated by Reference.” Capitalized terms defined in the accompanying prospectus and the Indenture have the same meanings when used in this prospectus supplement. The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.
The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the Indenture.
Brief Description of the Notes
The notes will be:
•
our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior indebtedness, including indebtedness under our revolving credit agreement;

•
senior in right of payment to any of our future subordinated indebtedness;

•
effectively junior to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•
structurally junior to all indebtedness and other liabilities of each Subsidiary of the Partnership.

As of March 31, 2017, our consolidated indebtedness was $7,678 million, and after giving effect to this offering and the use of the net proceeds from this offering as set forth in “Use of Proceeds,” our consolidated indebtedness as of that date would have been $ million. As of March 31, 2017, our Subsidiaries had outstanding indebtedness of  $2,308 million.

Further Issuances
We may, from time to time, without notice to or the consent of the holders of the notes or the trustee, increase the principal amount of notes by issuing additional notes, in which case any additional notes so issued will have the same interest rate determination, maturity and other terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the notes that were previously issued, and such additional notes will form a single series with such notes for all purposes under the Indenture.
Principal and Maturity
We will issue the notes in an initial aggregate principal amount of  $          . The notes will mature on            , 2020.
Interest
The notes will bear interest at a rate of three-month LIBOR (as defined below) plus     % per annum (     basis points) for the applicable interest period. Interest on the notes will accrue from June   , 2017 and will be payable quarterly in arrears on            ,            ,             and             of each year, commencing on            , 2017; provided, that if any interest payment date would otherwise be a day that is not a Business Day (other than the interest payment date that is also the maturity date), the interest payment date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the interest payment date shall be the immediately preceding Business Day. If the maturity date is not a Business Day, payment of principal and interest will be made on the next succeeding Business Day, and no interest will accrue for the period from and after the maturity date.
We will make each interest payment to the holders of record of the notes at the close of business on the            ,            ,             and             preceding such interest payment date (whether or not a Business Day (as defined below)). Interest will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months.
“Business Day” means any day (1) that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment, and (2) that is also a “London business day”, which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
Rate of Interest
The interest rate on the notes will be reset quarterly on            ,            ,             and           of each year, as applicable (each, an “interest reset date”). The notes will bear interest at a rate of three-month LIBOR for the applicable interest period or initial interest period (each as defined below) plus     % per annum (     basis points); provided, that the rate shall not be less than 0.00%. The interest rate for the initial interest period will be three-month LIBOR, determined as of two London business days prior to the original issue date, plus     % per annum (     basis points). The “initial interest period” will be the period from and including the original issue date to but excluding the initial interest payment date. Thereafter, each “interest period” will be the period from and including an interest payment date to but excluding the immediately succeeding interest payment date; provided, that the final interest period for the notes will be the period from and including the interest payment date immediately preceding the maturity date of such notes to but excluding the maturity date.
If any interest reset date would otherwise be a day that is not a Business Day, the interest reset date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding Business Day.

The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.
Interest Rate Determination
The interest rate applicable to each interest period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the original issue date, in the case of the initial interest period, or thereafter, the second London business day immediately preceding the immediately preceding interest reset date.
The trustee, or its successor appointed by us, will act as calculation agent. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:
(i)
With respect to an interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the interest reset date that appears on the designated LIBOR page as of approximately 11:00 a.m., London time, on that interest determination date. If no rate appears, LIBOR, in respect of that interest determination date, will be determined as follows: we shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriter) in the London interbank market, as selected and identified by us to provide the calculation agent with such bank’s offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates (expressed as a percentage per annum) quoted to the calculation agent at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks (which may include affiliates of the underwriter) in The City of New York requested, selected and identified by us for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected and identified by us are not providing quotations in the manner described by this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

(ii)
The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be nominated for the purpose of displaying London interbank offered rates for U.S. dollar deposits by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London Interbank Offered Rate in the event IBA or its successor no longer does so.

All percentages resulting from any calculation of any interest rate for the notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or

.0987655)), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Any percentage resulting from any calculation of any interest rate for the notes less than 0.00% will be deemed to be 0.00% (or .0000).
Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest period. Upon request of a holder of the notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest period.
All calculations made by the calculation agent for the purposes of calculating interest on the notes shall be conclusive and binding on the holders and us, absent manifest errors.
The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Additionally, the interest rate on the notes will in no event be lower than zero.
Form, Denomination and Registration of Notes
The notes will be issued in registered form, without interest coupons, in minimum denominations of  $2,000 and integral multiples of  $1,000 in excess thereof. The notes will be represented by one or more global notes, as described below under “—Book-Entry, Delivery and Settlement.”
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the Indenture. No service charge will be imposed in connection with any transfer or exchange of any note, but we, the registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require such holder to pay any taxes, fees or other governmental charges that may be imposed in relation thereto.
Paying Agent and Registrar
The trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes; provided, however, that we will be required to maintain at all times an office or agency in New York, New York (which initially will be the office of the trustee at 150 East 42nd Street, New York, New York 10017) where the notes may be presented for payment as well as an office or agency (which initially will be the office of the trustee at 750 N. Saint Paul Place, Suite 1750, Dallas, Texas 75201) where notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the Indenture may be served. We may also from time to time designate one or more additional offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.
Optional Redemption
The notes are not redeemable prior to maturity.
Open Market Purchases; No Mandatory Redemption or Sinking Fund
We may at any time and from time to time repurchase notes in the open market or otherwise, in each case without any restriction under the Indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.
Certain Covenants
The Indenture provides for the following covenants:
Limitation on Liens. While any of the notes remain outstanding, the Partnership will not, and will not permit any of its Principal Subsidiaries to, create, or permit to be created or to exist, any Lien upon any Principal Property of the Partnership or any of its Principal Subsidiaries, or upon any equity interests of any Principal Subsidiary, whether such Principal Property is, or equity interests are, owned on or acquired after the date of the Indenture, to secure any Debt, unless the notes then outstanding are equally and ratably secured by such Lien for so long as any such Debt is so secured, other than:
(1)
purchase money mortgages, or other purchase money Liens of any kind upon property acquired by the Partnership or any Principal Subsidiary after the date of the Indenture, or Liens of any kind existing on any property or any equity interests at the time of the acquisition thereof  (including Liens that exist on any property or any equity interests of a Person that is consolidated with or merged with or into the Partnership or any Principal Subsidiary or that transfers or leases all or substantially all of its properties or assets to the Partnership or any Principal Subsidiary), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property hereafter acquired, so long as no such Lien shall extend to or cover any other property of the Partnership or such Principal Subsidiary;

(2)
Liens upon any property of the Partnership or any Principal Subsidiary or any equity interests of any Principal Subsidiary existing as of the date of the initial issuance of the notes or upon the property or any equity interests of any entity, which Liens existed at the time such entity became a Subsidiary of the Partnership;

(3)
pledges or deposits to secure: (a) any governmental charges or levies; (b) obligations under workers’ compensation laws, unemployment insurance and other social security legislation; (c) performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Partnership or any Principal Subsidiary is a party; (d) public or statutory obligations of the Partnership or any Principal Subsidiary; and (e) surety, stay, appeal, indemnity, customs, performance or return-of-money bonds or pledges or deposits in lieu thereof;

(4)
Liens created by or resulting from any litigation or proceeding that at the time is being contested in good faith by appropriate proceedings, including Liens relating to judgments thereunder as to which the Partnership or any Principal Subsidiary has not exhausted its appellate rights;

(5)
Liens on deposits required by any Person with whom the Partnership or any Principal Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business and in accordance with established risk management policies and Liens in connection with leases (other than capital leases) made, or existing on property acquired, in the ordinary course of business;

(6)
easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions on the use of property or minor irregularities in title thereto, charges or encumbrances (whether or not recorded) affecting the use of real property and which are incidental to, and do not materially impair the use of such property in the operation of the business of the Partnership and its Subsidiaries, taken as a whole, or the value of such property for the purpose of such business;

(7)
Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

(8)
Liens of any kind upon any property acquired, constructed, developed or improved by the Partnership or any Principal Subsidiary (whether alone or in association with others) after the date of the Indenture that are created prior to, at the time of, or within 12 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development or improvement the Liens shall not apply to any property theretofore owned by the Partnership or any Principal Subsidiary other than theretofore unimproved real property;
(9)
Liens in favor of the Partnership, one or more Principal Subsidiaries, one or more wholly-owned Subsidiaries of the Partnership or any of the foregoing in combination;

(10)
the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in the clauses above, or the replacement, extension or renewal of the Debt secured thereby (not exceeding the principal amount of Debt secured thereby, other than to provide for the payment of any underwriting or other fees related to any such replacement, extension or renewal, as well as any premiums owed on and accrued and unpaid interest payable in connection with any such replacement, extension or renewal); provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

(11)
any Lien not excepted by the foregoing clauses; provided that immediately after the creation or assumption of such Lien the aggregate principal amount of Debt of the Partnership or any Principal Subsidiary secured by all Liens created or assumed under the provisions of this clause, together with all net sale proceeds from any Sale-Leaseback Transactions, subject to certain exceptions, shall not exceed an amount equal to 15% of the Consolidated Net Tangible Assets for the fiscal quarter that was most recently completed prior to the creation or assumption of such Lien.

Notwithstanding the foregoing, for purposes of making the calculation set forth in clause (11) of the preceding paragraph, with respect to any such secured Debt of a non-wholly-owned Principal Subsidiary of the Partnership with no recourse to the Partnership or any wholly-owned Principal Subsidiary thereof, only that portion of the aggregate principal amount of such secured Debt reflecting the Partnership’s pro rata ownership interest in such non-wholly-owned Principal Subsidiary shall be included in calculating compliance herewith.
Limitation on Sale-Leaseback Transactions. While the notes remain outstanding, the Partnership will not, and will not permit any of its Principal Subsidiaries to, engage in a Sale-Leaseback Transaction, unless:
(1)
the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the relevant Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, and the Partnership has elected to designate, as a credit against (but not exceeding) the purchase price or cost of construction of such Principal Property, an amount equal to all or a portion of the net sale proceeds from such Sale-Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (3) below);

(2)
the Partnership or such Principal Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the notes; or

(3)
the Partnership or such Principal Subsidiary, within a 270-day period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption or retirement of any unsubordinated Debt of the Partnership or any of its Subsidiaries or (b) invest in another Principal Property.

Reports. So long as any notes are outstanding, the Partnership will:
•
file with the trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports which it is required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•
if the Partnership is not subject to the reporting requirements of the Exchange Act, file with the trustee, within 15 days after it would have been required to file the same with the SEC, financial statements, including any notes thereto (and with respect to annual reports, an auditors’ report by a firm of established national reputation) and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

•
if the Partnership is required to furnish annual or quarterly reports to its common unit holders pursuant to the Exchange Act, file such reports with the trustee and send them to the holders of the notes.

Consolidation, merger, conveyance or transfer. The Partnership may not consolidate or amalgamate with or merge with or into any Person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, whether in a single transaction or a series of related transactions, except (1) in accordance with the provisions of its partnership agreement, and (2) unless:
•
either: (a) the Partnership is the surviving Person in the case of a merger; or (b) the resulting, surviving or transferee Person if other than the Partnership (the “Successor Person”) is a partnership, limited liability company or corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia, and the Successor Person expressly assumes, by a supplement to the Indenture satisfactory to the trustee, all the obligations of the Partnership under the Indenture and the notes according to their tenor;

•
immediately after giving effect to the transaction or series of transactions (and treating any Debt that becomes an obligation of the Successor Person or any Subsidiary of the Successor Person as a result of such transaction or series of transactions as having been incurred by the Successor Person or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default would occur or be continuing; and

•
the Partnership delivers to the trustee an Officers’ Certificate and Opinion of Counsel, each stating that such consolidation, amalgamation, merger, sale or disposition and such supplemental indenture (if any) comply with the Indenture.

Upon the assumption of the Partnership’s obligations under the Indenture and the notes by a Successor Person, the Partnership will be discharged from all obligations under the Indenture (except in the case of a lease).
Discharge, Legal Defeasance and Covenant Defeasance
The Indenture provides that we may be:
•
discharged from our obligations, with certain limited exceptions, with respect to the notes, as described in the Indenture, such a discharge being called a “legal defeasance” in this prospectus supplement; and

•
released from our obligations under certain covenants, including those described in “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale-Leaseback Transactions,” such a release being called a “covenant defeasance” in this prospectus supplement.

The defeasance provisions of the Indenture described in the accompanying prospectus will apply to the notes. See “Description of Debt Securities—Defeasance” in the accompanying prospectus.

The Indenture also may be discharged with respect to the notes as described in the accompanying prospectus under “Description of Debt Securities—Satisfaction and Discharge.”
Concerning the Trustee
The trustee will perform only those duties that are specifically set forth in the Indenture unless an Event of Default occurs and is continuing. If an Event of Default occurs and is continuing, the trustee will exercise the same degree of care and skill in the exercise of its rights and powers under the Indenture as a prudent man would exercise under the circumstances in the conduct of his own affairs. Otherwise the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders of the notes, unless such holders have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur.
Notice
Notice to holders of the notes will be given by U.S. mail at such holder’s address as it appears in the security register or, in the case of the Global Notes, through DTC.
Title
We and the trustee may treat the Person in whose name the notes are registered as the owner of the notes for the purpose of receiving payment and for all other purposes.
Governing Law
The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry, Delivery and Settlement
Global notes. We will issue the notes in the form of one or more permanent global notes in fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (the “DTC”) and registered in the name of Cede & Co., as nominee of DTC.
DTC, Clearstream and Euroclear. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States of America), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.
DTC has advised us as follows:
•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•
Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•
DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•
Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•
The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriter nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.
We expect that under procedures established by DTC:
•
upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriter with portions of the principal amounts of the global notes; and

•
ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of definitive notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global note.
None of the Partnership, the trustee or any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.
Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Clearance and settlement procedures. Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC’s system in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC’s system, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.
Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Definitive notes. We will issue definitive notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes in exchange for the global notes only if:
•
DTC notifies us that it is unwilling or unable to continue as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•
DTC ceases to be eligible to act as a clearing agency under the Exchange Act, and we have not appointed a successor depository within 90 days of becoming aware of such ineligibility;

•
we, subject to the procedures of DTC, determine that the global notes may be exchangeable for definitive notes; or

•
an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes.

Neither the Partnership, the trustee nor any of their respective agents will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the definitive notes to be issued.
Certain Definitions
“Consolidated net tangible assets” means at any date of determination, the total amount of consolidated assets of the Partnership and its Subsidiaries after deducting therefrom (1) all current liabilities (excluding (a) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (b) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Partnership and its Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.
“Debt” of any Person at any date means any obligation created or assumed by such Person for the repayment of borrowed money and any guarantee thereof.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“General Partner” means Spectra Energy Partners GP, LLC, a Delaware limited liability company, and its successors as general partner of the general partner of the Partnership.
The term “guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof  (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
“Lien” means, with respect to any asset, any mortgage, lien, security interest, pledge, charge or other encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, incorporated or unincorporated association, joint stock-company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Principal Property” means, whether currently owned or leased or subsequently acquired, any pipeline, gathering system, terminal, storage facility, processing plant or other plant or facility located in the United States of America or any territory or political subdivision thereof owned or leased by the Partnership or any of its Subsidiaries and used in transporting, distributing, terminalling, gathering, treating, processing, marketing or storing natural gas, natural gas liquids or other hydrocarbons, except (1) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues) and (2) any such pipeline or other plant or facility that, in the good faith opinion of the Board of Directors of the General Partner as evidenced by resolutions of the Board of Directors of the General Partner, is not material in relation to the activities of the Partnership and its Subsidiaries, taken as a whole.
“Principal Subsidiary” means any of the Partnership’s Subsidiaries that owns or leases, directly or indirectly, a Principal Property.
“Sale-Leaseback Transaction” means the sale or transfer by the Partnership or any Principal Subsidiary of any Principal Property to a Person (other than the Partnership or a Principal Subsidiary) and the taking back by the Partnership or any Principal Subsidiary, as the case may be, of a lease of such Principal Property.
“Subsidiary” of any Person means: (1) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers, trustees or equivalent Persons thereof, is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; or (2) in the case of a partnership, more than 50% of the partners’ equity interests, considering all partners’ equity interests as a single class, is at such time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

Certain United States federal income tax considerations
The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.
In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use mark-to-market method of accounting, U.S. persons whose functional currency is not the U.S. dollar, former citizens or long-term residents of the United States, holders subject to the alternative minimum tax or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders (a) who purchase the notes in this offering at their “issue price” (the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and (b) who hold the notes as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under U.S. federal estate tax law or gift tax laws or the laws of any foreign, state, local or other jurisdiction or any income tax treaty.
PROSPECTIVE INVESTORS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OR INCOME TAX TREATIES.
Tax Consequences to U.S. Holders
You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:
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an individual who is a U.S. citizen or U.S. resident alien;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.
Interest on the Notes. It is expected, and the remainder of this discussion assumes, that the notes will be issued without original issue discount. Accordingly, interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.
Disposition of the Notes. You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued but unpaid interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income (other than any amounts allocable to pre-issuance accrued interest). The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note (excluding any amounts allocated to pre-issuance accrued interest and increased by any accrued but unpaid interest that you have previously taken into income), reduced by any principal payments you have previously received in respect of the note and by the amount of any amortizable bond premium previously used to offset interest income. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of a non-corporate U.S. holder are currently subject to reduced rates of taxation. The deductibility of capital losses is subject to limitation.
Information Reporting and Backup Withholding. U.S. federal backup withholding may apply with respect to payments of interest on, or the proceeds of the sale, redemption, exchange, retirement or other disposition of, notes held by you. Backup withholding will apply unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.
You will also be subject to information reporting on interest on the notes and proceeds from the sale or other disposition of the notes, unless you are an exempt recipient and appropriately establish that exemption.
Additional Tax on Net Investment Income. An additional 3.8% tax is imposed on the “net investment income” of certain non-corporate U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts, to the extent the sum of net investment income and other modified adjusted gross income exceeds specified dollar amounts. Among other items, “net investment income” generally includes gross income from interest and net gain from the sale, exchange, retirement, redemption or other taxable disposition of property, such as the notes, less certain deductions. Prospective investors should consult their tax advisors with respect to the imposition of this additional tax.
Tax Consequences to Non-U.S. Holders
You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. holder. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds a note, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring a note, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the note.
Interest on the Notes. Subject to the discussion below under the headings “—Information Reporting and Backup Withholding” and “—FATCA Withholding”, payments of interest on the notes generally will be exempt from U.S. federal withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:
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you do not own, directly or indirectly, actually or constructively, 10% or more of our capital or profits interests;

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you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

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you are not a “controlled foreign corporation” that is related to us (actually or constructively); and

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interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries.
If you cannot satisfy the portfolio interest exemption requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below under “—Income or Gain Effectively Connected with a U.S. Trade or Business.”
Disposition of the Notes. Subject to the discussion below under the heading “—FATCA Withholding”, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:
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the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

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you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to U.S. federal income tax as described below under “—Income or Gain Effectively Connected with a U.S. Trade or Business”. If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to U.S. federal income tax at a flat rate of 30% (or lower applicable treaty rate) on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.
Income or Gain Effectively Connected with a U.S. Trade or Business. If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, then such interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as a U.S. holder unless an applicable income tax treaty provides otherwise. Effectively connected interest income will not be subject to U.S. withholding tax provided certain certification requirements are satisfied (i.e., by delivering a properly executed IRS Form W-8ECI). If you are a corporation, the portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for a lower rate.
Information Reporting and Backup Withholding. Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty agreement.
U.S. backup withholding generally will not apply to payments of interest and principal on a note to a non-U.S. holder if the statement described in “—Interest on the Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person as defined under the Code.

Payment of the proceeds of a disposition (including a redemption or retirement) of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.
FATCA Withholding. The Foreign Account Tax Compliance Act (‘‘FATCA’’) imposes a 30% withholding tax on interest paid on the notes, and on the gross proceeds from a disposition of the notes paid after December 31, 2018, in each case, if paid to a “foreign financial institution” or “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements, (ii) the non-financial foreign entity that is a beneficial owner of the payment certifies that it does not have any substantial U.S. owners or provides identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. We will not pay additional amounts to holders of the notes in respect of any amounts withheld under FATCA.
Prospective investors should consult with their tax advisors regarding the possible implications of FATCA on an investment in the notes.
THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting
We and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the sole underwriter for the offering, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, the underwriter has agreed to purchase all of the notes.
The underwriting agreement provides that the obligations of the underwriter to purchase the notes are subject to approval of legal matters by counsel and certain other conditions. Under the terms and conditions contained in the underwriting agreement, if the underwriter purchases any of the notes, then it is obligated to purchase all of the notes.
The underwriter has advised us that it proposes to offer the notes initially at the public offering price listed on the cover page of this prospectus supplement and may offer the notes to certain dealers at that price less a concession not in excess of        % of the principal amount per note. The underwriter may allow, and such dealers may reallow, a discount not in excess of        % of the principal amount of the notes on sales to certain other brokers and dealers. After the initial offering of the notes to the public, the public offering price and other selling terms to dealers may be changed.
We estimate that our out-of-pocket expenses for this offering, excluding the underwriting discount and commissions, will be approximately $800,000.
In connection with this offering and in compliance with applicable law, the underwriter may engage in over-allotment, stabilizing and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.
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Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

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The underwriter may also effect transactions which stabilize, maintain or otherwise affect the market price of the notes at levels above those which might otherwise prevail in the open market.

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Such transactions may include placing bids for the notes or effecting purchases of the notes for the purpose of pegging, fixing or maintaining the price of the notes.

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Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

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Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the notes sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected in the over-the-counter market or otherwise. The underwriter is not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.
Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
The notes are offered for sale only in those jurisdictions where it is legal to offer them.
There is no public market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. The underwriter has advised us that, following completion of the offering of the notes, it intends to make a market in the notes, as permitted by applicable law. It is not obligated, however, to make a market in the notes, and may discontinue any market-making activities at any time without notice, in its sole discretion. If the underwriter ceases to act as a market-maker for the notes for any reason, there can be no assurance that another firm or person will make a market in the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for these notes.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, the Exchange Act or other federal or state statutory law or to contribute to payments that the underwriter may be required to make in respect of any such liabilities.
Relationships
The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement.
In addition, in the ordinary course of their business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriter or its affiliates have a lending relationship with us, the underwriter or its affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
In addition, the underwriter is a lender under our term loan credit facility that we expect to reduce using the net proceeds of this offering, and, accordingly, the underwriter will receive a portion of the net proceeds from this offering.
FINRA
Because the Financial Industry Regulatory Authority, or FINRA, views our common units as interests in a direct participation program, any offering under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in the Relevant Member State at any time:
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to any legal entity which is a qualified investor as defined in the Prospectus Directive;

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at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of our representatives for any such offer; or

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at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) through (c) above shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Legal matters
The validity of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriter by Baker Botts L.L.P., Houston, Texas.
Experts
The consolidated financial statements of Spectra Energy Partners, LP and subsidiaries, incorporated by reference in the registration statement of which this prospectus supplement is a part from the Spectra Energy Partners, LP Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Spectra Energy Partners, LP’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Cautionary note regarding forward-looking statements
Some of the information included in this prospectus supplement and the documents we incorporate by reference herein contain “forward-looking” statements. All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference.
These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Factors used to develop these forward-looking statements and that could cause actual results to differ materially from those indicated in any forward-looking statement include known and unknown risks. Known risks and uncertainties include, but are not limited to, the risks set forth in “Risk Factors” beginning on page S-5 in this prospectus supplement and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the following risks and uncertainties:
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state, provincial, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries;

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outcomes of litigation and regulatory investigations, proceedings or inquiries;

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weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

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the timing and extent of changes in interest rates and foreign currency exchange rates;

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general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services;

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potential effects arising from terrorist attacks and any consequential or other hostilities;

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changes in environmental, safety and other laws and regulations;

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the development of alternative energy resources;

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results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions;

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increases in the cost of goods and services required to complete capital projects;

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growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering and other related infrastructure projects and the effects of competition;

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the performance of natural gas transmission, storage and gathering facilities, and crude oil transportation and storage;

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the extent of success in connecting natural gas and oil supplies to transmission and gathering systems and in connecting to expanding gas and oil markets;

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the effects of accounting pronouncements issued periodically by accounting standard-setting bodies;

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conditions of the capital markets during the periods covered by forward-looking statements; and

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the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information. Before you invest, you should be aware that the occurrence of any of the events described in “Risk Factors” beginning on page S-5 in this prospectus supplement, in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in the other documents incorporated by reference into this prospectus supplement could substantially harm our business, results of operations and financial condition. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information incorporated by reference
We file annual, quarterly and other reports with and furnish other information to the Securities and Exchange Commission, or SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also inspect and copy the information we file with the SEC at the offices of the NYSE at 20 Broad Street, New York, New York 10005.
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K), including all such documents we may file with the SEC after the date of this prospectus supplement and until the termination of this offering:
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Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017;

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Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 10, 2017;

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Our Current Reports on Form 8-K filed with the SEC on January 9, 2017, February 7, 2017, February 27, 2017 and April 19, 2017 (excluding for all such Current Reports the information, if any, furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto).

These reports contain important information about us, our financial condition and our results of operations.
You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may request a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our website at http://www.spectraenergypartners.com, or by writing or calling us at the following address:
Spectra Energy Partners, LP
5400 Westheimer Court
Houston, Texas 77056
Attention: Secretary
Telephone: (713) 627-5400
The information contained on our website is not part of this prospectus supplement.

PROSPECTUS
Spectra Energy Partners, LP
Common Units
Debt Securities
We may offer, from time to time, in one or more series:
•
common units representing limited partnership interests in Spectra Energy Partners, LP; and

•
debt securities of Spectra Energy Partners, LP, which may be either senior debt securities or subordinated debt securities.

The securities we may offer:
•
will be offered at prices and on terms to be set forth in one or more accompanying prospectus supplements; and

•
may be offered separately or together, or in separate series.

Our common units are traded on the New York Stock Exchange (NYSE) under the symbol “SEP.” We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.
This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering, including the specific manner in which we will offer the securities. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also carefully read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.
Our principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056. Our telephone number is (713) 627-5400.

Investing in our securities involves risks. You should carefully consider each of the factors described under “Risk Factors,” referenced on page 5 of this prospectus, before you make an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 8, 2014

i

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each such document. Our business, financial condition, results of operations and prospects may have changed since that date.
ii

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer from time to time our common units or debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of us and the securities offered under this prospectus.
Each time we sell common units or debt securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement also may add to, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, the information in the prospectus supplement will control. We urge you to read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”
Unless the context clearly indicates otherwise, references in this prospectus to “Spectra Energy Partners,” “we,” “our,” “us” or like terms refer to Spectra Energy Partners, LP. References in this prospectus to our “general partner” refer to Spectra Energy Partners (DE) GP, LP or Spectra Energy Partners GP, LLC, the general partner of Spectra Energy Partners (DE) GP, LP, as appropriate. References to “Spectra Energy” refer to Spectra Energy Corp, the parent company of our general partner.
ABOUT SPECTRA ENERGY PARTNERS, LP
Spectra Energy Partners, LP, through its subsidiaries and equity affiliates, is engaged in the transmission, storage and gathering of natural gas, the transportation and storage of crude oil, and the transportation of natural gas liquids (NGLs), through interstate pipeline systems with over 17,000 miles of transmission and transportation pipelines and the storage of natural gas in underground facilities with aggregate working gas storage capacity of approximately 164 billion cubic feet (Bcf) in the United States. We are a Delaware master limited partnership formed in 2007.
We own and operate natural gas transmission, gathering and storage assets, and crude oil transportation and storage assets, in central, southern and eastern United States as well as western Canada. Through our investments in DCP Sand Hills Pipeline, LLC (Sand Hills) and DCP Southern Hills Pipeline, LLC (Southern Hills), we also are engaged in the transportation of NGLs. Our assets are strategically located in geographic regions of the United States and Canada where demand, primarily for natural gas used in electricity generation, and crude oil, is expected to increase steadily. We have a broad mix of customers, including local gas distribution companies (LDCs), municipal utilities, interstate and intrastate pipelines, direct industrial users, electric power generators, marketers and producers, and exploration and production companies. Our interstate gas transmission pipeline and storage operations and our liquids crude oil transportation and storage operations are regulated by either the Federal Energy Regulatory Commission (FERC), the U.S. Department of Transportation (DOT), or the National Energy Board (NEB) with the exception of Moss Bluff intrastate storage operations and Ozark gathering facilities which are subject to oversight by various state commissions.
Our operations and activities are managed by our general partner, Spectra Energy Partners (DE) GP, LP, which in turn is managed by its general partner, Spectra Energy Partners GP, LLC, (the Ultimate General Partner). The Ultimate General Partner is wholly owned by a subsidiary of Spectra Energy. Spectra Energy is a separate, publicly traded entity which trades on the NYSE under the symbol “SE.” As of June 30, 2014, Spectra Energy and its other subsidiaries collectively owned 83% of us and the remaining 17% was publicly owned.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and other reports with and furnish other information to the Securities and Exchange Commission, or SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. You may also inspect and copy the information we file with the SEC at the offices of the NYSE at 20 Broad Street, New York, New York 10005.
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K) after the date of this prospectus supplement:
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Our Annual Report on Form 10-K for the year ended December 31, 2013;

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Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014;

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Our Current Report on Form 8-K, as filed with the SEC on August 6, 2014; and

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The description of our common units contained in our registration statement on Form 8-A filed on June 22, 2007, and any subsequent amendment or report filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may request a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our website at http://www.spectraenergypartners.com, or by writing or calling us at the following address:
Spectra Energy Partners, LP
5400 Westheimer Court
Houston, Texas 77056
Attention: Secretary
Telephone: (713) 627-5400
The information contained on our website is not part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information included in this prospectus and the documents we incorporate by reference herein contain “forward-looking” statements. All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus.
These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks and uncertainties include, but are not limited to, the risk factors and other cautionary statements described under the headings “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, all of which are incorporated by reference in this prospectus.
Forward-looking statements may include statements about our:
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state, provincial, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries;

•
outcomes of litigation and regulatory investigations, proceedings or inquiries;

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weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

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the timing and extent of changes in interest rates and foreign currency exchange rates;

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general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services;

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potential effects arising from terrorist attacks and any consequential or other hostilities;

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changes in environmental, safety and other laws and regulations;

•
the development of alternative energy resources;

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results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions;

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increases in the cost of goods and services required to complete capital projects;

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growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, and other related infrastructure projects and the effects of competition;

•
the performance of natural gas transmission, storage and gathering facilities, and crude oil transportation and storage;

•
the extent of success in connecting natural gas and oil supplies to transmission and gathering systems and in connecting to expanding gas and oil markets;

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the effects of accounting pronouncements issued periodically by accounting standard-setting bodies;

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conditions of the capital markets during the periods covered by these forward-looking statements; and

•
the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information. Before you invest, you should be aware that the occurrence of any of the events described under the headings “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K could substantially harm our business, results of operations and financial condition. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS
An investment in our securities involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus and additional information which may be incorporated by reference in this prospectus or any prospectus supplement in the future as provided under “Where You Can Find More Information,” including our annual reports on Form 10-K and quarterly reports on Form 10-Q, including the risk factors described under “Risk Factors” in such reports. This prospectus also contains forward looking statements that involve risks and uncertainties. Please read “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.
USE OF PROCEEDS
Unless otherwise indicated to the contrary in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.
RATIO OF EARNINGS TO FIXED CHARGES
The ratio of earnings to fixed charges for Spectra Energy Partners, LP for each of the periods indicated is as follows:
	Six Months Ended June 30, 2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	4.6	2.8	2.4	2.4	2.3	2.2
For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of pre-tax income from continuing operations before income or loss from equity investees, adjusted to reflect distributed income from equity investments, and fixed charges, less capitalized interest. “Fixed charges” consist of interest costs, amortization of debt discount, premiums and issuance costs and the representative interest portion of operating leases.

DESCRIPTION OF THE COMMON UNITS
The Units
The common units are a class of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”
Transfer Agent and Registrar
Duties. American Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:
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surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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special charges for services requested by a common unitholder; and

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other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Common Units
Any transfer of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a properly completed transfer application. By executing and delivering a transfer application, the transferee of common units:
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becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

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automatically requests admission as a substituted limited partner in our partnership;

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executes and agrees to be bound by the terms and conditions of our partnership agreement;

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represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

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grants powers of attorney to the officers of our general partner and any liquidator of us as specified in our partnership agreement;

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gives the consents, covenants, representations and approvals contained in our partnership agreement; and

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certifies:

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that the transferee is an individual or is an entity subject to United States federal income taxation on the income generated by us; or

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that, if the transferee is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any unrecorded transfers for which a properly completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.
A transferee’s broker, agent or nominee may, but is not obligated to, complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a properly completed transfer application obtains only:
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the right to assign the common unit to a purchaser or other transferee; and

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the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a properly completed transfer application:
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will not receive cash distributions;

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will not be allocated any of our income, gain, deduction, losses or credits for federal income tax or other tax purposes;

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may not receive some federal income tax information or reports furnished to record holders of common units; and

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will have no voting rights;

unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders.
The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to ensure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a properly completed transfer application to the transfer agent. Please read “The Partnership Agreement—Status as Limited Partner.”
Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF DEBT SECURITIES
We will issue debt securities under an indenture between Spectra Energy Partners, LP and a trustee that we will name in the related prospectus supplement. If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. The term “Trustee” as used in this prospectus refers to the trustee under either of these two indentures. References in this prospectus to an “Indenture” refer to the particular indenture under which Spectra Energy Partners, LP issues a series of debt securities. The debt securities will be governed by the provisions of the related Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.
This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the Indentures or the forms of Indentures filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities.
General
Any series of debt securities:
•
will be issued only in fully registered form; and

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will be our general obligations.

The Indenture does not limit the total amount of debt securities that may be issued. Debt securities under the Indenture may be issued from time to time in separate series, up to the aggregate amount authorized for each such series.
We will prepare a prospectus supplement and either a supplement to the relevant Indenture or a resolution of the board of directors of the general partner of the issuer and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:
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whether the debt securities are senior or subordinated debt securities;

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the form and title of the debt securities;

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the total principal amount of the debt securities;

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the date or dates on which the debt securities may be issued;

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the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

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any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

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the dates on which the principal and premium, if any, of the debt securities will be payable;

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the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

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any option or conversion provisions;

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any optional redemption provisions;

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any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the debt securities;

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whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

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any changes to or additional Events of Default or covenants; and

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any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.
The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:
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debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

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debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

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debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

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variable rate debt securities that are exchangeable for fixed rate debt securities.

Interest payments on debt securities in certificated form may be made by check mailed to the registered holders or, if so stated in the applicable prospectus supplement, at the option of a holder, by wire transfer to an account designated by the holder.
Unless otherwise provided in the applicable prospectus supplement, debt securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or other governmental charge.
Any funds paid to the Trustee or any paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.
Events of Default, Remedies and Notice
Events of Default
Unless otherwise specified in a supplement to the Indenture, each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:
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default in any payment of interest on any debt securities of that series when due that continues for 30 days;

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default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

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default in the payment of any sinking fund payment on any debt securities of that series when due;

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failure by us to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture with respect to that series or any board resolution authorizing the issuance of that series; or

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certain events of bankruptcy, insolvency or reorganization of the issuer.

Exercise of Remedies
If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notifies us of the default and such default is not cured within 60 days after receipt of notice.
If an Event of Default described in the fifth bullet point above occurs, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.
The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:
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rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

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all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that has become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest on its own debt securities when due, unless:
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such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

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holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

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such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

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the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

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the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:
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conflicts with law;

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is inconsistent with any provision of the Indenture;

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the Trustee determines is unduly prejudicial to the rights of any other holder; or

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would involve the Trustee in personal liability.

Notice of Event of Default
Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or proposes to take to cure the default. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

Within 90 days after the occurrence of any default known to it, the Trustee must mail to each holder a notice of the default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.
Amendments and Waivers
We may supplement or amend the Indenture without the consent of any holder of debt securities to, among other things:
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cure any ambiguity, omission, defect or inconsistency;

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provide for the assumption by a successor of our obligations under the Indenture;

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secure the debt securities;

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add covenants for the benefit of the holders or surrender any right or power conferred upon us;

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in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of our Senior Indebtedness;

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make any change that does not adversely affect the rights of any holder;

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add or appoint a successor or separate Trustee;

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comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

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establish the form or terms of the debt securities of any new series.

In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:
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reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

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reduce the rate of or extend the time for payment of interest on any debt securities;

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reduce the principal of or extend the stated maturity of any debt securities;

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reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

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make any debt securities payable in a currency other than that stated in the debt security;

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in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

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impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

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impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

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release any security that has been granted in respect of the debt securities;

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make any change in the amendment provisions which require each holder’s consent; or

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make any change in the waiver provisions.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders becomes effective, we are required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.
The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:
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compliance with certain restrictive provisions of the Indenture; and

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any past default under the Indenture;

except that such majority of holders may not waive a default:
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in the payment of principal, premium or interest; or

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in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:
(a)
either:

(1)
all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to the issuer) have been delivered to the Trustee for cancellation; or

(2)
all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds cash, certain U.S. government obligations or a combination thereof, in such amounts as will be sufficient, to pay the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date;

(b)
we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the debt securities of that series; and

(c)
we have delivered to the Trustee an accountants’ certificate as to the sufficiency of the trust funds, without reinvestment, to pay the entire indebtedness of such debt securities at maturity.

Defeasance
At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate our obligations specified in the Indenture, including those:
•
relating to the defeasance trust;

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to register the transfer or exchange of the debt securities;

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to replace mutilated, destroyed, lost or stolen debt securities; or

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to maintain a registrar and paying agent in respect of the debt securities.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement, and any Event of Default resulting from a failure to observe such covenants.
The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth bullet point under “—Events of Default, Remedies and Notice—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.
In order to exercise either defeasance option, we must:
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irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or stated maturity, as the case may be;

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comply with certain other conditions, including that no bankruptcy or default with respect to the issuer has occurred and is continuing 91 days after the deposit in trust; and

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deliver to the Trustee an opinion of counsel to the effect that holders of the defeased series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law.

No Personal Liability
Our limited partners, directors, officers, employees, incorporators and members will not be liable for:
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any of our obligations under the debt securities or the Indenture; or

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any claim based on, in respect of, or by reason of, such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Our general partner, however, will not be relieved of any such liability, unless otherwise indicated in the applicable prospectus supplement.
No Protection in the Event of a Change of Control
Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of our change of control or in the event of a highly leveraged transaction, whether or not such transaction results in our change of control.
Provisions Relating only to the Senior Debt Securities
The senior debt securities will rank equally in right of payment with all of our other unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities
Subordinated Debt Securities Subordinated to Senior Indebtedness
The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. “Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.
Payment Blockages
The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:
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we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

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we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of the issuer within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•
any other default on any of our Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt
The subordinated indenture will not limit the amount of Senior Indebtedness that we may incur, unless otherwise indicated in the prospectus supplement.
Book Entry, Delivery and Form
The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York (“DTC”). This means that we will not issue certificates to each holder except in the limited circumstances described below. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.
Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.
DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants’ accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.
We will wire all payments on the global debt securities to DTC’s nominee. We and the Trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.
It is DTC’s current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.
Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:
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DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

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an Event of Default occurs and DTC notifies the Trustee of its decision to exchange the global debt security for certificated debt securities.

Governing Law
Each Indenture and all of the debt securities will be governed by the laws of the State of New York.
The Trustee
We will enter into each Indenture with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustee chosen by us and appointed in a supplemental indenture for a particular series of debt securities. Unless we otherwise specify in the applicable prospectus supplement, the initial Trustee for each series of debt securities will be Wells Fargo Bank, N.A. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.
Resignation or Removal of Trustee
If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act after a default has occurred and is continuing, the Trustee must either eliminate its conflicting interest within 90 days, apply to the SEC for permission to continue as trustee or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.
The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

Limitations on Trustee if it is Our Creditor
Each Indenture will limit the right of the Trustee, in the event that it becomes a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.
Annual Trustee Report to Holders of Debt Securities
The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee’s eligibility to serve as such, the priority of the Trustee’s claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.
Certificates and Opinions to be Furnished to Trustee
Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the Indenture, every application by us for action by the Trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT
RELATING TO CASH DISTRIBUTIONS
Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.
Distributions of Available Cash
General. Our partnership agreement requires that, within 60 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.
Definition of Available Cash. Available cash, for any quarter, consists of all cash on hand at the end of that quarter:
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less the amount of cash reserves established by our general partner to:

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provide for the proper conduct of our business;

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comply with applicable law, any of our debt instruments or other agreements; or

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provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

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plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter.

Minimum Quarterly Distribution. We will distribute to the holders of common units on a quarterly basis at least the minimum quarterly distribution of  $0.30 per unit, or $1.20 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit agreement.
General Partner Interest and Incentive Distribution Rights. Our general partner is entitled to 2% of all quarterly distributions since inception that we make prior to our liquidation. This general partner interest is represented by 5,882,794 general partner units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s initial 2% interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.
Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash we distribute from operating surplus (as defined below) in excess of  $0.345 per unit per quarter. The maximum distribution of 50% includes distributions paid to our general partner on its 2% general partner interest and assumes that our general partner maintains its general partner interest at 2%. The maximum distribution of 50% does not include any distributions that our general partner may receive on units that it owns. Please read “—General Partner Interest and Incentive Distribution Rights” for additional information.
Operating Surplus and Capital Surplus
General. All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus. We define operating surplus in the partnership agreement and for any period it generally means:
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an operating surplus “basket” equal to the sum of  (i) two times the amount needed to pay the minimum quarterly distribution on all of our units (including the general partner units) and (ii) two times the amount in excess of the minimum quarterly distribution needed for any quarter to pay a distribution on our common units at the same per-unit amount as was distributed on our common units in excess of the minimum quarterly distribution in the immediately preceding quarter, provided the amount in (ii) will be deemed to be operating surplus only to the extent that the distribution paid in respect of such amounts is paid on our common units; plus

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all of our cash receipts after the closing of our initial public offering, excluding cash from interim capital transactions, as defined below under “—Capital Surplus”; less

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all of our operating expenditures after the closing of our initial public offering, excluding the repayment of borrowings, but including maintenance capital expenditures (including any capital contribution to our equity affiliates to be used by them for maintenance capital expenditures); less

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the amount of cash reserves established by our general partner to provide funds for future operating expenditures.

We define operating expenditures in the partnership agreement, and it generally means all of our expenditures, including, but not limited to, taxes, reimbursement of expenses incurred by our general partner on our behalf, non-pro rata purchases of units (other than those made with the proceeds of an interim capital transaction (as defined below)), interest payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts and maintenance capital expenditures, provided that operating expenditures will not include:
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payments of principal of and premium on indebtedness;

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expansion capital expenditures;

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payment of transaction expenses (including taxes) related to interim capital transactions;

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distributions to our partners; and

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non-pro rata purchases of units of any class made with the proceeds of an interim capital transaction.

Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related asset base. Expansion capital expenditures represent capital expenditures made to increase the long-term operating capacity or asset base, whether through construction or acquisition. Expansion capital expenditures include any capital contribution made to our equity affiliates to be used by them for expansion capital expenditures. Costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets will be treated as operations and maintenance expenses as we incur them. Our partnership agreement provides that our general partner, with the concurrence of the conflicts committee, determines how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and expansion capital expenditures.
Capital Surplus. We also define capital surplus in the partnership agreement and in “—Characterization of Cash Distributions” below, and it will generally be generated only by the following, which we call “interim capital transactions”:
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borrowings;

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sales of our equity and debt securities;

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sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets;

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the termination of interest rate hedge contracts or commodity hedge contracts prior to the termination date specified therein;

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capital contributions received; and

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corporate reorganizations or restructurings.

Characterization of Cash Distributions. Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus as of the most recent date of determination of available cash. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from interim capital transactions, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus. The characterization of cash distributions as operating surplus versus capital surplus does not result in a different impact to unitholders for federal tax purposes. Please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Treatment of Distributions” for a discussion of the tax treatment of cash distributions.
Distributions of Available Cash from Operating Surplus
Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter in the following manner:
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first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

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thereafter, in the manner described in “General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.
General Partner Interest and Incentive Distribution Rights
Our partnership agreement provides that our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.
Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.
The following discussion assumes that the general partner maintains its 2% general partner interest and continues to own the incentive distribution rights.

If for any quarter we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:
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first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of  $0.345 per unit for that quarter (the “first target distribution”);

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second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of  $0.375 per unit for that quarter (the “second target distribution”);

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third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of  $0.45 per unit for that quarter (the “third target distribution”); and

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thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

General Partner’s Right to Reset Incentive Distribution Levels
Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.
In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued Class B units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. We will also issue an additional amount of general partner units in order to maintain the general partner’s ownership interest in us relative to the issuance of the Class B units.
The number of Class B units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. Each Class B unit will be convertible into one common unit at the election of the holder of the Class B unit at any time following the first anniversary of the issuance of these Class B units The issuance of Class B units will be conditioned upon approval of the listing or admission for trading of the common units into which the Class B units are convertible by the national securities exchange on which the common units are then listed or admitted for trading. Each Class B unit will receive the same level of distribution as a common unit on a pari passu basis with other unitholders.

Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:
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first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarter distribution for that quarter;

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second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for that quarter;

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third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for that quarter; and

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thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

Distributions from Capital Surplus
How Distributions from Capital Surplus Will Be Made. Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:
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first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in our initial public offering an amount of available cash from capital surplus equal to the initial public offering price; and

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thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.
Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to the general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:
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the minimum quarterly distribution;

•
target distribution levels; and

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the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.
In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the general partner may reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.
Distributions of Cash Upon Liquidation
General. If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation. Any net gain in excess of unrecovered capital recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.
Manner of Adjustments for Gain. Adjustment for gain is generally allocated in the following manner:
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first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

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second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

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third, 98% to the Class B unitholders, pro rata, and 2% to the general partner, until the capital account for each Class B unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount for the minimum quarterly distribution for the quarter during which our liquidation occurs;

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fourth, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

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fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

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sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence; and
•
thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.
Manner of Adjustments for Losses. Adjustment for loss is generally allocated in the following manner:
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first, 98% to holders of Class B units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the Class B unitholders have been reduced to zero;

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second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•
thereafter, 100% to the general partner.

Adjustments to Capital Accounts. Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

THE PARTNERSHIP AGREEMENT
The following is a summary of the material provisions of our partnership agreement. Our Second Amended and Restated Partnership Agreement is filed as an exhibit to our Current Report on Form 8-K, dated November 1, 2013. Please read “Where You Can Find More Information.” We will provide prospective investors with a copy of our partnership agreement upon request at no charge.
We summarize the following provisions of our partnership agreement elsewhere in this prospectus:
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with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions;”

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with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units;” and

•
with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization and Duration
Our partnership was organized March 19, 2007 and will have a perpetual existence.
Purpose
Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.
Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of transmitting, storing and gathering natural gas, transporting and storing crude oil, and transporting NGLs, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.
Power of Attorney
Each limited partner, and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.
Cash Distributions
Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”
Capital Contributions
Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”
For a discussion of our general partner’s right to contribute capital to maintains its 2% general partner interest if we issue additional units, please read “—Issuance of Additional Securities.”

Voting Rights
The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units and Class B units, if any, voting as a single class.
In voting their common or Class B units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.
Issuance of additional units
No approval right.
Amendment of the partnership agreement
Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”
Merger of our partnership or the sale of all or substantially all of our assets
Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”
Dissolution of our partnership
Unit majority. Please read “—Termination and Dissolution.”
Continuation of our business upon
dissolution
Unit majority. Please read “—Termination and Dissolution.”
Withdrawal of the general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2017 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of the General Partner.”
Removal of the general partner
Not less than 66 2∕3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner.”
Transfer of the general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2017. See “—Transfer of General Partner Units.”
Transfer of incentive distribution rights
Our general partner may transfer any or all of the incentive distribution rights without a vote of our unitholders to an affiliate or another person as part of our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder to, such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2017. Please read “—Transfer of Incentive Distribution Rights.”
Transfer of ownership interests in our general partner
No approval required at any time. Please read “—Transfer of Ownership Interests in the General Partner.”
Limited Liability
Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:
•
to remove or replace the general partner;

•
to approve some amendments to the partnership agreement; or

•
to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.
Our subsidiaries conduct business in numerous states and we may have subsidiaries that conduct business in additional states in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.
Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Issuance of Additional Securities
Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.
It is possible that we will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.
In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.
Upon issuance of additional partnership securities (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of Class B units in connection with a reset of the incentive distribution target levels or the issuance of partnership securities upon conversion of outstanding partnership securities), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.
Amendment of the Partnership Agreement
General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.
Prohibited Amendments. No amendment may be made that would:
•
enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•
enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).
No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:
•
a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•
the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•
a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our operating subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•
an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•
an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities, including any amendment that our general partner determines is necessary or appropriate in connection with:

•
the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our general partner’s incentive distribution rights as described under “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels”; or

•
the implementation of the provisions relating to our general partner’s right to reset its incentive distribution rights in exchange for Class B units; and

•
any modification of the incentive distribution rights made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of our general partner;

•
any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•
an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•
any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•
a change in our fiscal year or taxable year and related changes;

•
conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•
any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:
•
do not adversely affect in any material respect the limited partners considered as a whole or any particular class of limited partners as compared to other classes of limited partners;

•
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•
are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•
are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.
In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets
A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.
In addition, the partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.
Termination and Dissolution
We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:
•
the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•
there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•
the entry of a decree of judicial dissolution of our partnership; or

•
the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:
•
the action would not result in the loss of limited liability of any limited partner; and

•
neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds
Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.
Withdrawal or Removal of the General Partner
Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2017 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2017, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Units” and “—Transfer of Incentive Distribution Rights.”
Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution.”
Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2∕3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and Class B units, if any, voting as a separate class. The ownership of more than 33 1∕3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.
Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.
In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Transfer of General Partner Units
Except for transfer by our general partner of all, but not less than all, of its general partner units to:
•
an affiliate of our general partner (other than an individual); or

•
another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner units to another person prior to June 30, 2017 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.
Our general partner and its affiliates may at any time, transfer units to one or more persons, without unitholder approval.
Transfer of Ownership Interests in the General Partner
At any time, Spectra Energy and its affiliates may sell or transfer all or part of their partnership interests in our general partner, or their membership interest in Spectra Energy Partners GP, LLC, the general partner of our general partner, to an affiliate or third party without the approval of our unitholders.
Transfer of Incentive Distribution Rights
Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to June 30, 2017, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after June 30, 2017, the incentive distribution rights will be freely transferable.
Change of Management Provisions
Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Spectra Energy Partners (DE) GP, LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.
Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.
Limited Call Right
If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•
the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•
the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future.
The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences—Disposition of Common Units.”
Non-Taxpaying Assignees; Redemption
To avoid any adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries that are regulated interstate natural gas and oil pipelines, or in order to reverse an adverse determination that has occurred regarding such maximum rates, transferees (including purchasers from the underwriters in offerings) are required to furnish a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify that such transferee is not an Ineligible Holder (as defined in our partnership agreement) as of the date of such transfer application.
If a unitholder fails to furnish:
•
a transfer application containing the required certification;

•
a re-certification containing the required certification within 30 days after request; or

•
provides a false certification; then

we will have the right, which we may assign to any of our affiliates, to acquire all but not less than all of the units held by such unitholder. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.
The purchase price in the event of such an acquisition for each unit held by such unitholder will be the lesser of:
(1)
the price paid by such unitholder for the relevant unit; and

(2)
the current market price as of the date three days before the date the notice is mailed.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.
Meetings; Voting
Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.
Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.
Status as Limited Partner
By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.
Non-Citizen Assignees; Redemption
If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price on the redemption date. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.
Indemnification
Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
•
our general partner;

•
any departing general partner;

•
any person who is or was an affiliate of a general partner or any departing general partner;

•
any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•
any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•
any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.
Reimbursement of Expenses
Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.
Books and Reports
Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.
We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.
We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.
Right to Inspect Our Books and Records
Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:
•
a current list of the name and last known address of each partner;

•
a copy of our tax returns;

•
information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•
copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•
information regarding the status of our business and financial condition; and

•
any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners, trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights
Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Spectra Energy Partners (DE) GP, LP as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.
Conflicts of Interest
Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including Spectra Energy) on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of Spectra Energy Partners GP, LLC have fiduciary duties to manage Spectra Energy Partners GP, LLC and our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.
Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.
Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:
•
approved by the conflicts committee in good faith, although our general partner is not obligated to seek such approval;

•
approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•
on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•
fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of Spectra Energy Partners GP, LLC. If our general partner does not seek approval from the conflicts committee and the board of directors of Spectra Energy Partners GP, LLC determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to believe he is acting in the best interests of the partnership.
Fiduciary Duties
Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors will have fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:
State-law fiduciary duty standards
Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or in the case of a criminal matter, acted with knowledge that the conduct was criminal.
Special provisions regarding affiliated transactions
Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
•
on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•
“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.
By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.
We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “—Indemnification.”

MATERIAL TAX CONSEQUENCES
This section summarizes the material federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change (possibly with retroactive effect). Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to Spectra Energy Partners and its subsidiaries.
Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individuals who are citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who purchase units subject to this registration statement, who do not materially participate in the conduct of our business activities and who hold units as capital assets (typically, property that is held for investment). This section has limited applicability to corporations, partnerships, (including other entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.
We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.
For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).
Taxation of the Partnership
Partnership Status
We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its units.

Section 7704 of the Code provides that publicly-traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly-traded consists of  “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof as well as other types of qualifying income such as interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.
Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:
(a)
Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes;

(b)
For each taxable year since the year of our initial public offering, more than 90% of our gross income has been income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c)
Each hedging transaction that we treat as resulting in qualifying income has been appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined generate qualifying income.

We believe that these representations are true and will be true in the future.
If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.
The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.
If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its units (determined separately for each unit), and thereafter (iii) taxable capital gain.
The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.
Tax Consequences of Unit Ownership
Limited Partner Status
Unitholders who have been admitted as limited partners of Spectra Energy Partners will be treated as partners of Spectra Energy Partners for federal income tax purposes. Also:
(a)
assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)
unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Spectra Energy Partners for federal income tax purposes.

As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.
For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.
Flow-Through of Taxable Income
Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.
Basis of Units
A unitholder’s tax basis in its units initially will be the amount paid for those units, increased by the unitholder’s initial allocable share (as measured for federal income tax purpsoes) of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss). That basis will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in the unitholder’s share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions
Distributions by us to a unitholder will not be taxable to the unitholder unless such distributions exceed the unitholder’s adjusted tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described below under “—Disposition of Units.”
Any reduction in a unitholder’s share of our “nonrecourse liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”
A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of  (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.
Limitations on Deductibility of Losses
A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of  (i) the unitholder’s adjusted tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. A unitholder will be at risk to the extent of its adjusted tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment.
A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.
In addition to the basis and at risk limitations, a passive activity loss limitation limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (such as trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions
The deductibility of a non-corporate taxpayer’s “investment interest expense” is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:
•
interest on indebtedness properly allocable to property held for investment;

•
our interest expense attributed to portfolio income; and

•
the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.
Entity-Level Collections of Unitholder Taxes
If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.
Allocation of Income, Gain, Loss and Deduction
Our items of income, gain, loss and deduction g will be allocated among the general partner and our unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to the general partner, gross income will be allocated to the general partner to the extent of such distributions.
Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described above) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.
An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans
A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.
Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”
Tax Rates
Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and (subject to certain exceptions) 20%, respectively. These rates are subject to change by new legislation at any time.
In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income includes a unitholder’s allocable share of our income and gain, as well as any income or realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of  (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of  (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest U.S. federal income tax bracket applicable to an estate or trust begins.
Section 754 Election
We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and adjusted tax bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.
Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”
The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s adjusted tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.
The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is amortizable over a longer period of time or under a less accelerated method than certain of our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.
Tax Treatment of Operations
Accounting Method and Taxable Year
We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”
Tax Basis, Depreciation and Amortization
The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”
The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.
Valuation and Tax Basis of Our Properties
The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units
Recognition of Gain or Loss
A unitholder will be required to recognize gain or loss on a sale of units equal to the difference, if any, between the unitholder’s amount realized and the adjusted tax basis in the units sold. A unitholder’s amount realized will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.
Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.
For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that adjusted tax basis must be allocated to the interests sold using an “equitable apportionment” method, which means that the adjusted tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.
Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:
•
a short sale;

•
an offsetting notional principal contract; or

•
a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
Allocations Between Transferors and Transferees
In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations will not be effective until they are issued in their final form, and the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.
A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.
Notification Requirements
A unitholder who sells or purchases any of its units is required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.
Constructive Termination
We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.
A constructive termination occurring on a date other than December 31 would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.
Uniformity of Units
Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”
Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.
A unitholder’s adjusted tax basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.
Tax-Exempt Organizations and Other Investors
Ownership of units by employee benefit plans and other tax-exempt entities, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.
Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Non-U.S. Unitholders will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable U.S. federal effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.
In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity,” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.
A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on any gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of  “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder will be subject to federal income tax upon the sale or disposition of a unit if  (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax (and in the case of a Non-U.S. Unitholder that is classified as a corporation, possible branch profits tax) on gain from the sale or disposition of their units.
Administrative Matters
Information Returns and Audit Procedures
We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.
The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.
Publicly traded partnerships are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.
The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the

Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.
A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
Nominee Reporting
Persons who hold an interest in us as a nominee for another person are required to furnish to us:
(a)
the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)
a statement regarding whether the beneficial owner is:

(1)
a non-U.S. person,

(2)
a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3)
a tax-exempt entity;

(c)
the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)
specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of  $100 per failure, up to a maximum of  $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.
Accuracy-Related Penalties
Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.
State, Local, Non-U.S. and Other Tax Considerations
In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business in many states. Most of these states currently impose a personal income tax on individuals. A majority of these states also impose an income or other entity-level tax on corporations and other entities. In addition, we may also own property or conduct business in other jurisdictions in the future that impose an income or other similar taxes on nonresident individuals in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.
Although a unitholder may not be required to file a return and pay taxes in a jurisdiction because its income from such jurisdiction falls below the filing and payment requirements, a unitholder will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, does not relieve a nonresident unitholder from the obligation to file an income tax return.
It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state, local, and non-U.S. as well as U.S. federal tax returns that may be required of the unitholder.
Tax Consequences of Ownership of Debt Securities
A description of the material federal income tax consequences of the acquisition, ownership and disposition of any debt securities will be set forth on the prospectus supplement relating to the offering of such debt securities.

LEGAL MATTERS
Vinson & Elkins L.L.P. will pass upon the validity of the securities offered in this registration statement, unless otherwise indicated in the applicable prospectus supplement. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.
EXPERTS
The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Spectra Energy Partners, LP’s Annual Report on Form 10-K, and the effectiveness of Spectra Energy Partners, LP’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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Spectra Energy Partners, LP
Floating Rate Senior Notes due 2020

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager
BofA Merrill Lynch
June   , 2017